Exhibit 99.1

For immediate release

International Rectifier Adjourns Annual Meeting to December 8, 2003

EL SEGUNDO, Calif. — November 24, 2003 — International Rectifier (NYSE:IRF) today announced that its Annual Meeting of Stockholders has been adjourned until December 8, 2003. The purpose is to allow voting to continue on proposal 3 previously submitted to the stockholders - the approval of a proposal to amend the Company’s 2000 Incentive Plan including an increase of 6,000,000 shares available for award grants under the plan. Morrow & Co., the solicitor, has informed the Company that proxy votes continue to be received on that proposal.

Prior to adjournment, the stockholders of the Company had approved all other proposals, among them, the election of three Class Three directors, the ratification of PricewaterhouseCoopers LLP as independent auditors for fiscal year 2004, and a proposal to amend the Company’s Stock Participation Plan of 1984 including an increase of 1,000,000 additional shares and an extension of the plan termination date from January 19, 2004 to January 19, 2013.

International Rectifier (NYSE:IRF) is a world leader in power management technology.  IR’s analog and mixed signal ICs, advanced circuit devices, integrated power systems and components enable high performance computing and eliminate energy waste from motors, the world’s single largest consumer of electricity.  Leading manufacturers of computers, energy efficient appliances, lighting, automobiles, satellites, aircraft, and defense systems rely on IR’s power management benchmarks to power their next generation products. For more information, go to www.irf.com.

Company contact: Steve Harrison, 310.252.7731.

Website:  http://www.irf.com